Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of April 1, 2024 (the “Effective Date”), by and between Christine Mikail Cvijic (“Executive”) and Neurogene Inc. (the “Company”). This Agreement supersedes in its entirety the employment letter dated as of September 1, 2019.
WHEREAS, Executive is currently employed by the Company as its President and Chief Financial Officer, and Company desires to have Executive’s employment continue in such capacity, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
I.1.For purposes of the Agreement, the following terms are defined as follows:
I.2.“Board” means the Board of Directors of the Company.
I.3.“Cause” means a good faith determination by the Board that Executive’s employment be terminated, other than due to illness, injury, incapacity or Disability, for any one of the following: (i) Executive’s indictment or conviction, or Executive’s entry of a pleading of guilty or no contest, with respect to a felony or another crime involving fraud, dishonesty or moral turpitude, (ii) Executive’s material misconduct or gross negligence in the performance of Executive’s duties to the Company (or any of its affiliates), (iii) Executive’s material failure or refusal to (A) follow policies or the lawful directives established by the Chief Executive Officer or the Board or (B) perform Executive’s duties or obligations hereunder (iv) any act of fraud, embezzlement, theft or dishonesty by Executive in the course of Executive’s employment with the Company (or any of its affiliates), (v) Executive’s material breach of this Agreement, the Company’s policies or any other agreement with the Company (or any of its affiliates), including, without limitation, the Employee Proprietary Information and Inventions Assignment Agreement (the “PIIAA”), or (vi) Executive’s failure to comply in any material respect with applicable laws with respect to the operation of the business of the Company (or any of its affiliates). Notwithstanding the foregoing, in the case of any conduct described in clauses (iii), (v) or (vi) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then Executive’s termination shall be for "Cause" only if Executive fails to cure such conduct to the Company's reasonable satisfaction within thirty (30) days after receiving written notice from the Company describing such conduct in reasonable detail.
I.4.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
I.5.“Code” means the Internal Revenue Code of 1986, as amended.

I.6.“Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not be deemed to be a Covered Termination.
I.7.“Disability” means a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
I.8.“Good Reason” means any one of the following taken without Executive’s prior written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement; (ii) a material diminution in Executive’s duties, title, authority, status or responsibilities reduction, including a change in Executive’s reporting responsibilities so that Executive no longer reports directly to the Chief Executive Officer of the Company; (iii) a material reduction in Executive’s Base Salary as in effect immediately prior to such reduction (unless such reduction is part of a reduction that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately); (iv) a material diminution in Executive’s annual cash bonus opportunity, unless such reduction is part of a reduction that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately; or (v) the Company requiring Executive to be located at any office or location more than 50 miles from the Company’s current headquarters, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within thirty (30) days after Executive’s knowledge of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.
I.9.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.
I.10.“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
I.11.“Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY
II.1.Position and Duties. Subject to terms set forth herein, Executive shall continue to serve in an executive capacity and shall continue to perform such duties as are customarily associated with the position of President and Chief Financial Officer and such other duties as are reasonably assigned to Executive consistent with Executive’s position by the Board and/or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, except as otherwise permitted under Section 5.1 below, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
II.2.Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the termination of Executive’s employment under this Agreement. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term.”
II.3.Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause or Good Reason, and with or without prior notice. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
II.4.Employment Policies. The employment relationship between the parties shall also be subject to the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. In addition, the PIIAA entered into in connection with Executive’s initial engagement by the Company, as attached hereto as Exhibit A, shall remain in full force and effect in accordance with its terms.
II.5.Place of Performance. During the employment period, Executive shall be permitted to work remotely so long as such remote work does not materially impair Executive’s ability to perform Executive’s duties as provided for in Section 2.1. It is understood that reasonable travel may be required as may be necessary to fulfill Executive’s responsibilities.
II.6.Expenses; Indemnification. The Company will reimburse Executive promptly for reasonable travel expenses in connection with all authorized work travel under the policies and procedures then in effect and established by the Company for its executives. The Company will indemnify Executive for Executive’s service as an officer of the Company in accordance with the Company’s governing documents and as provided by the Board. In the event of a lawsuit in connection with Executive’s service as an officer of the Company, the Company will advance Executive’s reasonable costs and attorney fees incurred during the course of such lawsuit. The obligations under this Section 2.6 shall be in addition to any indemnification rights Executive may have under the Company’s bylaws or any other agreement or policy.
ARTICLE III
COMPENSATION
III.1.Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $515,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to annual review for increase in the sole discretion of the Board or a committee of the Board, taking into account all of Executive’s duties as may be assigned from time to time.
III.2.Annual Bonus. For each calendar year ending during the Term and beginning with the calendar year ending December 31, 2024, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at forty-five percent (45%) of Base Salary or such other higher amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of the Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid. The Annual Bonus for any calendar year will be paid at the same time as bonuses to other Company executives related to annual bonuses generally are paid.
III.3.Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
III.4.Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.
III.5.Equity Awards. Executive will be eligible annually to receive stock options and other equity incentive grants as determined by the Board or a committee of the Board in its sole discretion, in each case subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan (or any successor equity incentive plan, the “Plan”) and the applicable award agreement approved by the Board or a committee thereof.
ARTICLE IV
SEVERANCE BENEFITS

IV.1.Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation. If the termination is due to a Covered Termination, provided that Executive (A) delivers an effective general release of all claims against the Company and its affiliates in a form attached hereto as Exhibit C (with such modifications as determined by the Company due to changes in law or market practice after the date of this Agreement, a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination and (B) continues to comply with the PIIAA and Articles V through VI of this Agreement, Executive shall be entitled to receive the following severance benefits:
(a)An amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.
(b)Any unpaid annual bonus amount that was earned by Executive with respect to the calendar year ended prior to the termination of Executive’s employment, as determined by the Board, subject to applicable tax withholding and payable substantially at the same time as other annual bonuses are paid to then-current members of the Company's leadership team (but in any event no later than June 30 of the applicable year).
(c)Payment of a pro-rata portion of the annual cash bonus (the “Pro-Rata Annual Bonus”) that would have been earned by Executive for the year in which the Covered Termination occurs based on the number of days between and including the first day of the fiscal year of the Company in which the Covered Termination occurs and the date of the Covered Termination, payable on the date when such bonuses are otherwise paid to Company executives generally and in all events by no later than June 30 of the calendar year following the year in which such termination occurs.
(d)Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive, for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (i) the 12-month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company provided, however, that if the Company determines that it cannot provide the foregoing COBRA benefit without potentially violating applicable law or incurring an excise tax, the Company shall in lieu thereof pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on Executive’s termination date (which amount shall be based on the premium for the first month of

COBRA coverage), which payments shall commence in the month following the month in which the Company makes such determination and shall end on the earliest of (x) the date that is twelve (12) months after Executive’s termination date and (y) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).
(e)Notwithstanding anything to the contrary herein or in any applicable or award agreement or the Plan, if the Covered Termination occurs during the period commencing 3 months prior and ending 12 months following the date of a Change in Control (as defined in the Plan): (i) the lump sum payment described in Section 4.1(a) shall be increased to 1.25 times the sum of Executive’s Base Salary and Target Bonus, (ii) the Pro-Rata Annual Bonus described in Section 4.1(c) shall be based on the Target Bonus and payable at the same time as the lump sum payment described in Section 4.1(a), (iii) the COBRA coverage paid by the Company shall extend until up to eighteen (18) months following the date of Executive’s termination of employment, and (iv) all of Executive’s then-outstanding and unvested equity or equity-based awards shall become vested in full upon such Covered Termination (with any performance-based vesting criteria deemed achieved based on actual performance through the date of the Covered Termination).
IV.2. 280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment, benefit or distribution Executive would receive pursuant to this Agreement or otherwise from the Company or any of its affiliates (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any reasonable determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

IV.3.Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(b)If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(c)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
IV.4.Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
ARTICLE V
OUTSIDE ACTIVITIES
V.1.Other Activities.
(a)Except as otherwise provided in Section 5.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Chief Executive Officer of the Company.
(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Chief Executive Officer of the Company (which approval shall not be unreasonably withheld), Executive shall be allowed to serve as a member of the board of directors of other for-profit entities at any time during the term of this Agreement, in each case so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Chief Executive Officer of the Company, in her discretion, may require that Executive resign from such director position upon not less than thirty days written notice if it determines that such resignation would be in the best interests of the Company. Notwithstanding the foregoing, Executive’s current outside activities set forth in Exhibit B attached hereto have been approved by the Chief Executive Officer of the Company and have been determined not to interfere with Executive’s duties under this Agreement or to be inconsistent with the Company’s interest.
V.2.Competition/Investments. During the term of Executive’s employment by the Company, in order to protect the Company’s legitimate business interests, including the value of the Company’s confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company, including, without limitation, the business of researching, developing, and/or manufacturing genetic medicines in neurology indications or any related services as currently engaged in by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VI
COOPERATION
    Executive shall reasonably cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of three years thereafter), by making Executive reasonably available to testify on behalf of the Company or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such affiliate in any such action, suit, or proceeding or other matters involving the work Executive performed for the Company and Executive’s responsibilities and duties during Executive’s employment with the Company by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive).
ARTICLE VII
GENERAL PROVISIONS
VII.1.Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email or fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll
VII.2.Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
VII.3.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
VII.4.Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
VII.5.Complete Agreement. This Agreement, along with the PIIAA, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including the employment letter between the Company and Executive executed on September 1, 2019. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
VII.6.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
VII.7.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
VII.8.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
VII.9.Executive Acknowledgement. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
VII.10.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware without regard to the conflicts of law provisions thereof. Should any dispute under this Agreement be resolved by arbitration, the Company will cover Executive’s fees and expenses arising from the resolution of such arbitration proceeding (including any reasonably incurred attorneys’ fees and expenses of Executive); provided, that Executive shall reimburse the Company on a net after-tax basis to cover expenses incurred by Executive for claims brought by Executive that are judicially determined to be frivolous or advanced in bad faith.
[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.
Neurogene Inc.
By: /s/ Rachel McMinn
 Rachel McMinn, PhD
Title: Chief Executive Officer
Accepted and Agreed:
/s/ Christine Mikail Cvijic
Christine Mikail Cvijic

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